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                                   EXHIBIT 5
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                              OPINION RE LEGALITY
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                               February 12, 1996




Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

     RE: IKOS SYSTEMS, INC. 1995 STOCK OPTION PLAN, IKOS SYSTEMS, INC. 1996 EMPLOYEE STOCK PURCHASE PLAN, IKOS SYSTEMS, INC. 1995 OUTSIDE DIRECTORS STOCK OPTION PLAN AND CERTAIN INDIVIDUAL EMPLOYEE STOCK OPTION AGREEMENTS - REGISTRATION STATEMENT ON FORM S-8

Gentlemen and Ladies:

     As legal counsel for IKOS Systems, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 750,000 shares of the Company's Common Stock, $0.01 par value, which may be issued pursuant to the exercise of options granted under the IKOS Systems, Inc. 1995 Stock Option Plan (the "Option Plan"), 100,000 such shares which may be issued pursuant to the exercise of purchase rights granted under the IKOS Systems, Inc. 1996 Employee Stock Purchase Plan (the "Purchase Plan"), 100,000 such shares which may be issued pursuant to the exercise of options granted under the IKOS Systems, Inc. 1995 Outside Directors Stock Option Plan (the "Directors Plan") and 72,500 such shares which may be issued pursuant to the exercise of options granted under certain individual employee stock option agreements (the "Agreements").

     We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.
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Securities and Exchange Commission
February 12, 1996
Page 2


     We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

     Based on such examination, we are of the opinion that the 750,000 shares, 100,000 shares, 100,000 shares and 72,500 shares of Common Stock which may be issued upon the exercise of options granted under the Option Plan, the exercise of purchase rights granted under the Purchase Plan, the exercise of options granted under the Directors Plan and the exercise of options granted under the Agreements, respectively, are duly authorized shares of the Company's Common Stock, and, when issued against payment of the purchase price therefor in accordance with the provisions of the Option Plan, the Purchase Plan, the Directors Plan or the Agreements, as the case may be, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

                              Respectfully submitted,

                              /s/ Gray Cary Ware & Freidenrich

                              GRAY CARY WARE & FREIDENRICH
                              A Professional Corporation